For Immediate Release

Contacts:  Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@linmedia.com

LIN Media Announces Plans to Raise Incremental Term Loan Commitments

PROVIDENCE, R.I., December 5, 2011 - LIN TV Corp. ("LIN Media"; NYSE: TVL), a local multimedia company, announced today that its wholly-owned subsidiary, LIN Television Corporation ("LIN Television"), is seeking to raise additional term loan commitments under its existing senior secured credit facility.

Under the terms of the credit agreement governing its senior secured credit facility, LIN Television would add a $260.0 million tranche B term loan maturing in December 2018 to its existing $125.0 million tranche A term loan maturing in October 2017 and its $75.0 million revolving line of credit maturing in October, 2016.  The proceeds of the tranche B term loan would be used to redeem all of LIN Television’s outstanding 6.5% senior subordinated notes due 2013, in addition to paying related fees and expenses.  The closing of the new tranche B term loan facility is expected to occur in December 2011 and is subject to negotiation of pricing terms, market conditions, completion of documentation, and customary closing conditions.  Assuming the closing occurs in December 2011, LIN Television expects to issue notices to redeem all of the outstanding senior subordinated notes with a redemption date in January 2012.   LIN Television can make no assurances that such a transaction can be completed at this time or as to the terms of such transaction, if completed.

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Forward-Looking Statements
The information discussed in this press release, includes forward-looking statements about the Company’s future operating results and its plans and expectations regarding its financing activities.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.   These forward-looking statements are subject to various risks and uncertainties.   Such risks and uncertainties that may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements include, but are not limited to, the ability of LIN Television to obtain all commitments and approvals necessary to close the incremental loan facility, the volatility in the U.S. and global financial credit markets and other market conditions which could impact the Company’s ability to complete the contemplated incremental loan facility on favorable terms or at all, and any risk factors set forth in the Company’s recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission (which are available in the Investor Relations section at www.linmedia.com, or at www.sec.gov).  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

About LIN Media
LIN Media is a local multimedia company that operates or services 34 network-affiliates, interactive web sites and mobile products. The Company's digital businesses offer innovative online technologies and solutions that deliver measurable results to advertisers. LIN TV Corp. is traded on the NYSE under the symbol "TVL".